Exhibit 99.3
On July 30, 2007, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter ended June 30, 2007 as well as an update on the Company’s business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Ph.D., Chief Executive Officer of the Company and Michael G. Atieh, Executive Vice President and Chief Financial Officer of the Company
Operator
[Operator’s Introduction]
Dr. Colin Goddard
[Dr. Colin Goddard’s Introduction]
Michael Atieh
Good afternoon. Before I begin I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statement. I refer you to our SEC filings for a detailed description of the risk factors affecting our business.
[Michael Atieh discusses quarterly information]
Dr. Colin Goddard
Thanks, Mike. Entering 2007, we set some key goals for the year, including continued execution on Tarceva, focusing our R&D investments into oncology and diabetes, controlling R&D and SG&A costs, while nurturing a promising early-stage pipeline, and divesting the eye business, which we consequently categorized as discontinued operations. All of this was part of a commitment to delivering profitability and strong financial performance. We set early-year guidance of $1 per share GAAP EPS from continuing operations as a yardstick of this effort.
We have now diligently explored our preferred option to divest the entire eye business, but have been unable to consummate a deal of this type under satisfactory terms. Therefore, we switched to a strategy of divesting assets. And as we announced last week, we have completed the divestiture of the PDGF aptamer R&D program to Ophthotech for cash, equity, milestones and royalties.
We continue to pursue divestiture of the Macugen-related assets, and we now anticipate that this will occur toward the end of the year. We would note that one of the more attractive aspects of an asset deal approach to us is the retention of the Eyetech-related net operating losses, which total well over 140 million and will become available for us to utilize within the parent business on the second anniversary of the closing of the original transaction in November. In addition, LEVEL trial updates and other developments over this period of time may contribute towards a more satisfactory deal outcome.

Investors have been rightly concerned about incremental cash burn from the discontinued eye business operations during the year. We have and are managing costs very tightly in this area, and expect that this change in timelines will result in only a modest increase of approximately 5 million in the 20 million cash burn guidance we have previously given for discontinued ops, even if the transaction is concluded at year end.
At this juncture, while we recognize that the history of this transaction is a lingering concern to some investors, and while we continue to manage events in this area diligently, we consider the 5 million increase in forecasted 2007 cash burn arising from the extended divestiture period to be somewhat immaterial financially, and we have taken steps to ensure that these events are not distracting us from our focus upon the primary value drivers in the overall business.
As Mike has already indicated with his summary of the second-quarter results, we are well en route to delivering stronger-than-guided financial performance this year, and he will be updating guidance in a positive manner shortly.
Tarceva remains the mainstay of the business, and as we’ve indicated previously, our commercial expectations this year have centered on stable to modest volume growth in the U.S., with the recent price increase and increased reimbursement to us supporting growth in our U.S. Tarceva-related revenue.
Also as previously stated, the predominant global volume and sales growth driver for the brand in 2007 will give us strong growth in ex-U.S. sales. We then anticipate second half 2008 data from the SATURN front-line non-small cell lung cancer [maintenance] Phase III study, driving a re-acceleration of U.S. Tarceva sales thereafter.
Although the 102 million in U.S. sales reported by Tarceva is clearly a disappointing number, the 9 million in reserve adjustment mentioned by Mike reaches back many quarters, and we believe the underlying sales for the quarter are more accurately reflected in the 110 to 112 million base assumption for 2Q, and we are modeling off this for our second-half expectation. That being said, there is still appreciable competition in the U.S. market, and factors such as the increasing use of chemotherapy doublets in the second-line setting and robust competition from other approved second-line chemotherapy agents, perhaps reflecting the reimbursement environment, have impacted U.S. sales. Nonetheless, as we discussed in our last call, we and Genentech have reorganized the selling effort for Tarceva around a dedicated sales force, and reemphasized the particular value of Tarceva in treating certain subsets of patients such as nonsmokers, where subset data in the Tarceva label indicates a dramatic benefit in our promotional efforts.
The new sales force was fully hired, trained and deployed beginning of June following a joint meeting of the two dedicated sales teams. Initial data from the Genentech tracking studies has been encouraging, but we will need the data to play out over the course of the next two quarters in order to more fully assess the impact of this initiative.
Accrual to the key SATURN study continues on track for anticipated data from this study in two half 2008. Accrual to the other alliance sponsored important Phase III studies, BETA and

ATLAS for Avastin and Tarceva, and our RADIANT adjuvant non-small cell lung cancer study, also continues on track. We also continue to anticipate approval of Tarceva in Japan this year.
We enjoyed a successful ASCO for Tarceva with some 70-plus accepted abstracts building upon a comprehensive data set for Tarceva, supporting, amongst other things, expansion to other disease settings — for example, the Tarceva-Avastin data in hepatocellular carcinoma — the importance of optimizing dose, a case reinforced by the subsequent publication in the July edition of Clinical Cancer Research, correlating the occurrence of skin rash an hypothesized surrogate for exposure and rash intensity with enhanced survival, and also reinforcing Tarceva’s competitive position, again further emphasized post-ASCO with the failure of another competitor in a front-line non-small cell lung cancer study. As we have frequently commented, while we share in the disappointment for cancer patients at any Phase III trial failure, we do believe that the multiple recent Phase III trial disappointments in lung and pancreatic cancer does serve to remind investors of the unique strength, positioning, and future prospects for Tarceva in the treatment of cancer.
Moving beyond Tarceva, we continue to invest in what we believe is a high-quality follow-on pipeline focused in oncology and diabetes. The Phase I program for OSI-930, our VEGF receptor c-Kit co-inhibitor, continues on track with some early indications of activity, which are always encouraging to see in a Phase I trial. We are continuing accrual on the monotherapy Phase I trial, and anticipate starting the combination Phase I of Tarceva by the early part of 2008.
We are also evaluating OSI-632, the second VEGF receptor small molecule inhibitor available to us, following its return from Pfizer, with whom we co-discovered the agent during our earlier long-term discovery alliance. OSI-632, a somewhat more selective VEGF receptor inhibitor, which has completed an initial Phase II trial run by Pfizer, represents an opportunity to either expand our clinical program or select a single preferred VEGF receptor targeted agent for internal development while exploring partnering or exchange opportunities with the other.
Behind OSI-930, we were pleased to initiate the Phase I clinical program for OSI-906, our selective oral IGF-1 receptor inhibitor, and continue to see this project as one with great future potential if we are able to demonstrate manageable selectivity against the insulin receptor in the clinic. IGF-1 receptor is implicated in many major tumor sites, including colorectal, prostate, non-small cell lung, breast and ovarian cancer, and OSI-906 has demonstrated synergistic activity in combination with Tarceva in pre-clinical models.
On the diabetes front, we continue to make progress with our DP-IV inhibitor, PSN9301, as we conduct the pre-clinical toxicology and formulation studies that are prerequisites to the initiation of a Phase IIb trial in early 2008.
The rapid growth of Januvia and Janumet, the twice-daily co-formulation of Januvia and Metformin, which collectively posted 168 million for Merck in the second quarter, will serve to emphasize the potential importance of this class of drugs. We continue to believe that PSN9301 could occupy a unique niche in this area. By dosing twice a day prandially with breakfast and dinner, we expect to get sufficient prolongation of the elevation of GLP-1 levels to cover the lunchtime period, while preserving inter-prandial between dosing and overnight with less interference with the breakdown of other potentially important DP-IV substrates, such as Substance P and PYY. This will of course all also facilitate subsequent combination use with Metformin. Therefore, if we are successful in demonstrating comparable efficacy to the once-daily agents, we believe we may have a preferred agent for long-term use, given the currently unknown impact of this new class of drugs on long-term homeostasis and safety in large patient populations.
We were also pleased to advance PSN821, our GPR119 small molecule agonist for the treatment of diabetes and obesity into IND track studies. Preclinical data for this compound indicates the ability to both regulate glucose and provide meaningful weight loss over time. We believe we have a high-quality candidate and are amongst the leaders in this topical and competitive area, and hope to advance to the clinic in mid-2008.
We are confident in the high-quality of our emerging in-house pipeline and have focused our business development efforts on seeking to add supplemental and complimentary research assets and technologies, rather than licensing more expensive clinical agents. Currently we do not foresee any significant financial impact from this effort in 2007.
We’ve also seen some positive business development news subsequent to the conclusion of the quarter that will likely provide a positive impact on our third-quarter results. Two additional licensees to our DP-IV patent estate have been signed, and the anticipated pending EU approval of Galvus will provide a success milestone. We expect that all this will contribute approximately 7 million in total of additional revenue, which you will see in our 3Q results. We have now signed a total of 12 DP-IV licensing deals with collective terms amounting to up to 140 to 145 million in signing fees and milestones at an average royalty rate in the 2% range.
We also benefit meaningfully from the recent signing of the license deal between Renovo and Shire for the development and commercialization of TGF-beta for anti-scarring. The TGF-beta 3 is one of the Company’s legacy assets to which we hold both sequence and protein intellectual property. We originally developed this in collaboration with the then Ciba-Geigy for impaired wound healing and oral mucositis. Both indications failed in the Phase I/II trials. We subsequently licensed the rights for the anti-scarring indication to Renovo. They successfully developed the agent through Phase II trials before announcing a deal with Shire. The deal included an upfront fee of 75 million, development milestones of up to 175 million depending on the label, sales milestones of up to 525 million, and royalties. The nature of our original license arrangement is such that we will receive a proportion of all development sales milestones and royalties received by Renovo. We in turn have to pay Novartis, a successor of Ciba, a small proportion of anything we derive from Renovo. Assuming the deal successfully closes, we will record our proportion of the signing fee in our third-quarter financials.
Now let me turn you back over to Mike, who will comment on guidance.
Michael Atieh
Thank you, Colin. Please note that all of our guidance is for results from continuing operations on a GAAP basis.

Let’s start with Tarceva-related revenues. Despite the $9 million reserve adjustment recorded this quarter, Tarceva sales should come in at 855 to 860 million on a worldwide basis, slightly ahead of our earlier guidance and a 32% increase over 2006 sales levels. In the U.S., we expect the conversion factor for 2007 to average 40%, similar to the first-half average. Please note that our guidance on worldwide sales of Tarceva represents our view only and not necessarily the views of our collaborators, Genentech and Roche.
We expect that total Tarceva-related revenue will reach 260 million, an increase of 10 million from our previous guidance. This includes revenue from our unconsolidated joint business with Genentech on U.S. sales, royalties from Roche on rest-of-world sales, and the amortization of Tarceva-related milestones.
We now estimate that total revenues from our DP-IV patent estate will be between 30 million and 35 million for the year. I want to point out that this guidance includes the upfront payments received in Q3 from the two new license agreements we have signed, an assumption that Galvus is approved in the EU, and that Merck’s sales of Janumet and Januvia reach $700 million. This latter assumption creates the lower end of our guidance range.
With respect to total revenues, our point estimate is now 325 million, an increase of 25 million compared to our previous guidance. Our guidance does not include potential revenue that will arise if Renovo’s licensing deal with Shire for Juvista is consummated.
Turning to expenses, on a GAAP basis we are expecting R&D expenses to be approximately 130 million, and SG&A expenses to be approximately 100 million, with the G&A portion totaling approximately 60 million. Based on these estimates, we now expect to deliver $1.40 per share or better of earnings from continuing operations on a GAAP basis. This guidance includes the impact of the curtailment gain of $0.07 per share, and the negative impact of equity-based compensation of approximately $0.25 per share. This EPS guidance does not include the impact of potential revenue from Renovo. In addition, as Colin referenced, we are exploring the acquisition of research assets or technology that may result in some additional R&D expense in the second half of 2007, which is also not included in our guidance. However, it would be reasonable to assume that the Renovo-related revenue and this additional expense will essentially offset.
Finally, cash flow from continuing operations for 2007 is now estimated to be at the upper-end of our previous guidance range of 80 to 90 million. Negative cash flow from the discontinued Eyetech operations for all of 2007, assuming the divestiture of our eye disease business is completed by the end of the year, will be approximately 25 million.
Thank you, and let me turn it back to Colin.
Dr. Colin Goddard
Thanks, Mike. That concludes our prepared comments. And with that, we’ll be happy, Jamie, if you could open up the floor for Q&A.
[A question and answer session followed]